Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genesis Healthcare, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-143069, 333-159026, 333-173925, 333-188485 and 333-204668) on Form S-8 of Genesis Healthcare, Inc. (formerly Skilled Healthcare Group, Inc.) of our report dated July 24, 2015, with respect to the consolidated balance sheets of FC-GEN Operations Investment, LLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, which report appears in this Form 8-K of Genesis Healthcare, Inc. (formerly Skilled Healthcare Group, Inc.) dated July 24, 2015.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 24, 2015